Exhibit 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Enterprise Reports Earnings for Third Quarter 2009

Houston, Texas (Wednesday, October 28, 2009) – Enterprise Products Partners L.P. (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2009.

Highlights:

•
For the third quarter of 2009, Enterprise reported record gross operating margin of $561 million.  Net income attributable to Enterprise for the third quarter of 2009 was $213 million, or $0.36 per unit.  Net income was reduced by $50 million, or $0.11 per unit, due to a $33 million charge for the settlement of litigation related to the Texas Offshore Port System partnership (“TOPS”), $10 million for costs associated with the merger of Enterprise and TEPPCO Partners, L.P. (“TEPPCO”) that was completed on October 26, 2009 and a $7 million increase in non-cash expense related to accelerated depreciation and the retirement of certain assets.  The third quarter of 2009 included $19 million, or $0.04 per unit, for proceeds received from business interruption insurance due to the effects of Hurricane Ike in 2008.  Net income attributable to Enterprise for the third quarter of 2008 was $203 million, or $0.38 per unit, which included $46 million, or $0.11 per unit, of repair expenses related to the 2008 hurricanes;

3rd Quarter
2009
	3rd Quarter	Notable	3rd Quarter
$Millions, except per unit	2009	Items	2008

Operating income (1) (2) (3)	$ 365	$ 50	$ 319
Gross operating margin (1)	$ 561	$ 33	$ 479
Adjusted EBITDA (1) (2) (3)	$ 514	$ 43	$ 453
Net income (1) (2) (3)	$ 230	$ 50	$ 211
Net income attributable to EPD (1) (2) (3)	$ 213	$ 50	$ 203
Earnings per unit (1) (2) (3)	$ 0.36	$ 0.11	$ 0.38

(1) Reduced by $33 million, or $0.07 per unit, for a charge related to the settlement of the TOPS litigation.
(2) Reduced by $10 million, or $0.02 per unit, for costs related to the merger with TEPPCO.
(3) Reduced by $7 million, or $0.02 per unit, for non-cash expense related to accelerated depreciation and retirement of certain assets.

•
Enterprise increased its cash distribution rate with respect to the third quarter of 2009 to $0.5525 per unit, or $2.21 per unit on an annualized basis, representing a 5.7 percent increase from the distribution rate with respect to the third quarter of 2008, the 21st consecutive quarterly increase and the 30th increase since the partnership’s IPO in 1998;

•
Enterprise will pay its distribution with respect to the third quarter of 2009 on November 5, 2009, which will include distributions to Enterprise common units issued to complete the merger with TEPPCO.  For the third quarter of 2009, Enterprise and TEPPCO reported distributable cash flow of $359 million and $43 million, respectively, for total distributable cash flow of $402 million.

TEPPCO’s distributable cash flow is included in the calculation of third quarter distributable cash flow since Enterprise will be paying a distribution with respect to the third quarter to Enterprise common units that were issued to complete the merger with TEPPCO.  Total distributable cash flow for Enterprise and TEPPCO provided 1.03 times coverage of the $0.5525 per unit cash distribution declared for limited partners.  Total distributable cash flow was reduced by approximately $82 million for the following items:  (i) Enterprise’s distributable cash flow was reduced by $33 million for the TOPS-related charge and $10 million for merger expenses and (ii) TEPPCO’s distributable cash flow was reduced by $33 million for a TOPS-related charge and $6 million for merger expenses.  Excluding the $82 million of TOPS-related charges and merger costs, distributable cash flow would have provided 1.3 times coverage of the cash distribution to limited partners.  Enterprise retained approximately $10 million of total distributable cash flow for the third quarter of 2009;

•
Enterprise’s natural gas liquid (“NGL”), crude oil and petrochemical pipeline volumes for the third quarter of 2009 were a record 2.5 million barrels per day while total natural gas pipeline volumes were 9.6 trillion British thermal units per day (“TBtud”), representing increases of 24 percent and 9 percent, respectively, over the same quarter in 2008.  Growth in NGL, crude oil and petrochemical pipeline volumes was primarily attributable to NGL export activities and the Shenzi, Cameron Highway and Poseidon crude oil pipelines.  NGL fractionation volumes for the third quarter of 2009 increased 10 percent to a record 453 thousand barrels per day (“MBPD”);

•	Enterprise made $211 million of capital investments during the third quarter of 2009, including $44 million of sustaining capital expenditures; and

•
Since June 30, 2009, Enterprise has received total net proceeds of approximately $479 million from the issuance of common units and $1.1 billion from the sale of 10-year and 30-year senior notes.  At September 30, 2009, after giving effect to these transactions, Enterprise had liquidity (unrestricted cash and available capacity under credit facilities) of approximately $2.3 billion.

Review and Comment on Third Quarter 2009 Results

Net income attributable to Enterprise for the third quarter of 2009 was $213 million, or $0.36 per unit on a fully diluted basis, versus $203 million, or $0.38 per unit on a fully diluted basis, for the third quarter of 2008.  Net income for the third quarter of 2009 was negatively impacted by approximately $50 million, or $0.11 per unit, consisting of a $33 million charge in connection with the settlement of TOPS related litigation; $10 million for costs related to the merger of Enterprise and TEPPCO and $7 million of non-cash expense related to accelerated depreciation and the retirement of certain assets.  Net income for the third quarter of 2009 benefited from $19 million, or $0.04 per unit, of recoveries received under business interruption insurance related to Hurricane Ike.  Net income for the third quarter of 2008 included approximately $46 million, or $0.11 per unit, of repair expense related to the 2008 hurricanes.

On October 15, 2009, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate to $0.5525 per unit with respect to the third quarter of 2009, representing a 5.7 percent increase over the $0.5225 per unit rate that was paid with respect to the third quarter of 2008.  The distribution with respect to the third quarter of 2009 will be payable to unitholders of record at the close of business on October 30, 2009, including the 125.6 million Enterprise common units that were issued to complete the merger with TEPPCO.  Enterprise generated distributable cash flow of $359 million during the third quarter of 2009 compared to $316 million for the third quarter of 2008.  TEPPCO generated distributable cash flow of $43 million during the third quarter of 2009.  Enterprise and TEPPCO’s combined distributable cash flow for the third quarter of 2009 was $402 million, which provided 1.03 times coverage of the cash distributions to be paid to limited partners on November 5, 2009.  Enterprise and TEPPCO’s combined distributable cash flow for the third quarter of 2009 was reduced by a total of $82 million for charges related to the TOPS settlement and merger expenses.  Enterprise retained $10 million of distributable cash flow in the third quarter of 2009, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  Enterprise has retained $100 million of its distributable cash flow with respect to the first nine months of 2009.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

“Enterprise reported another quarter of strong performance in the third quarter of 2009,” said Michael A. Creel, president and chief executive officer of Enterprise.  “NGL, crude oil and petrochemical pipeline volumes were a record 2.5 million barrels per day, while NGL fractionation and butane isomerization volumes were a record 453,000 and 104,000 barrels per day, respectively.  Our natural gas pipeline systems continued to run at near record levels of 9.6 trillion Btus per day.  Driven by volume growth and strong natural gas processing margins, Enterprise reported record gross operating margin of $561 million despite the $33 million charge related to the TOPS settlement.”

“During the third quarter of 2009, Enterprise benefited from growth in volumes and cash flow from its;  NGL pipelines, especially the Mid-America and Seminole system; NGL export facility; crude oil pipelines in the Gulf of Mexico; petrochemical services; and NGL and natural gas storage assets.” stated Creel.  “We continue to see strong demand for NGLs by the petrochemical and refining industries as an alternative to more costly crude oil derivatives.  With few exceptions, we continue to experience volume growth on our major natural gas pipelines.  As an example, our Piceance basin pipeline system had record throughput of 1.1 trillion Btus per day during the third quarter of 2009.”

“We are working to quickly absorb the TEPPCO businesses into the Enterprise model.  We are excited with the expansion of our integrated midstream energy system anchored by approximately 48,000 miles of pipelines and our ability to provide cost efficient and value added services to producers and consumers of natural gas, NGLs, petrochemicals, refined products and crude oil.  We are confident that we can generate distributable cash flow growth for our unitholders as we integrate the TEPPCO assets and continue to develop our system,” stated Creel.

Certain of Enterprise’s revenues, operating costs and expenses can fluctuate significantly based on the prices of natural gas and NGLs without necessarily affecting gross operating margin and operating income to the same degree.  Revenue for the third quarter of 2009 decreased to $4.6 billion from $6.3 billion in the same quarter of 2008 primarily due to lower commodity prices in the third quarter of 2009.  Gross operating margin was $561 million for the third quarter of 2009 compared to $479 million for the third quarter of last year.  Operating income was $365 million for the third quarter of 2009 versus $319 million of operating income for the same quarter of 2008.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the third quarter of 2009 was $514 million compared to $453 million for the third quarter of 2008.  Gross operating margin, Adjusted EBITDA and operating income for the third quarter of 2009 were reduced by approximately $33 million due to the TOPS charge.  Adjusted EBITDA and operating income for the third quarter of 2009 were reduced by an additional $10 million of costs related to the merger of Enterprise and TEPPCO.  Operating income for the third quarter of 2009 was reduced by an additional $7 million of non-cash expense associated with accelerated depreciation and the retirement of certain assets.  Gross operating margin, Adjusted EBITDA and operating income for the third quarter of 2008 included $46 million of repair expenses associated with the 2008 hurricanes.  Gross operating margin and Adjusted EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

Review of Segment Performance for the Third Quarter of 2009

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 17 percent to $392 million for the third quarter of 2009 compared to $336 million for the same quarter of 2008.  Gross operating margin for the third quarter of 2009 includes $1 million of proceeds received from business interruption insurance, while gross operating margin for third quarter of 2008 was reduced by $10 million from expenses related to the 2008 hurricanes.

Enterprise’s natural gas processing business recorded gross operating margin of $239 million for the third quarter of 2009 compared to $238 million for the third quarter of 2008.  Gross operating margin for the third quarter of 2008 was reduced by $8 million due to repairs related to the 2008 hurricanes.  Increases in gross operating margin from NGL marketing activities and Louisiana natural gas processing facilities more than offset declines from certain of the partnership’s other natural gas processing plants including its South Texas plants.  Equity NGL production for the third quarter of 2009 increased to 116 MBPD from 109 MBPD in the third quarter of last year.  This increase in equity NGL production (the NGLs that Enterprise earns as a result of providing processing services) was due to higher volumes from the partnership’s Louisiana and Rocky Mountain plants.  Enterprise also reported fee-based processing volumes of over 2.2 billion cubic feet per day, a 9 percent increase from the third quarter of last year.

Gross operating margin from the partnership’s NGL pipeline and storage business increased by 69 percent to $122 million in the third quarter of 2009 from $72 million in the third quarter of 2008.  The increase in gross operating margin was primarily due to a 34 MBPD increase in volumes, higher storage fees and lower fuel costs on the Mid-America and Seminole pipeline systems and an increase in volumes at the partnership’s NGL export facility on the Houston Ship Channel.  Enterprise reported higher gross operating margin and volumes on most of its major NGL pipeline systems.  NGL transportation volumes increased 13 percent to approximately 2.0 million barrels per day for the third quarter of 2009 from 1.8 million barrels per day for the same quarter last year.  Gross operating margin for the third quarter of 2008 included $2 million of expenses associated with the 2008 hurricanes.

Gross operating margin from Enterprise’s NGL fractionation business was $31 million for the third quarter of 2009, a 19 percent increase compared to the $26 million reported for the same quarter of 2008.  Gross operating margin for this business was higher due to record fractionation volumes of 453 MBPD and lower fuel costs.  Fractionation volumes for the third quarter of 2008 were 413 MBPD.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $62 million for the third quarter of 2009, a $26 million decrease from the $88 million reported for the third quarter of 2008.  This decrease was primarily due to a $27 million decline in gross operating margin from the San Juan pipeline system, which earned lower revenues from transportation fees indexed to natural gas prices.  San Juan natural gas prices averaged $2.88 per million British thermal units (“MMBtu”) in the third quarter of 2009 compared to $8.48 per MMBtu in the same quarter in 2008.  In addition, the San Juan system had lower revenues from condensate sales as a result of lower condensate prices.

Enterprise continues to benefit from the natural hedge to changes in natural gas prices the partnership has as a result of its business diversification.  While revenues on the San Juan system were lower due to decreased natural gas prices, the partnership benefited from lower fuel costs at its NGL pipelines and fractionators, butane isomerization plants and propylene fractionators.

Aggregate gross operating margin from the Texas Intrastate, Acadian and Jonah pipeline systems as well as from the Exxon central treating facility, the White River Hub and natural gas storage facilities for the third quarter of 2009 increased by $10 million compared to the third quarter of last year.  These increases, however, were largely offset by lower gross operating margin from natural gas marketing activities and the Carlsbad, Encinal and Piceance basin pipeline systems due to lower volumes or higher operating expenses or both.

Total onshore natural gas pipeline volumes increased 9 percent to 8.2 TBtud for the third quarter of 2009 versus 7.6 TBtud for the same quarter of 2008.  The largest volume gains were on the White River Hub, Piceance, Acadian and Jonah systems.  The White River Hub began operations in December 2008.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $56 million in the third quarter of 2009 compared to $18 million in the same quarter of 2008.  Gross operating margin for the third quarter of 2009 included an $18 million benefit from the recoveries received under business interruption insurance related to Hurricane Ike and the $33 million charge for the settlement of TOPS related litigation.  Gross operating margin for the third quarter of 2008 includes $35 million of repair expenses resulting from Hurricanes Gustav and Ike.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $50 million for the third quarter of 2009 compared to $41 million for the third quarter of 2008.  Gross operating margin for the third quarter of 2009 was reduced by approximately $5 million due to lower volumes as the result of maintenance of separation facilities on the platform.  Offshore natural gas pipeline volumes were 1.4 TBtud in the third quarter of 2009 compared to 1.2 TBtud in the third quarter of last year.

For the third quarter of 2009, the Shenzi, Poseidon and Cameron Highway crude oil pipelines accounted for an aggregate $20 million increase in gross operating margin on a 212 MBPD increase in volume compared to the third quarter of 2008.  The Shenzi oil pipeline commenced operations in April 2009.  Total offshore oil pipeline volumes were a record 369 MBPD in the third quarter of this year versus 147 MBPD in the same quarter of 2008.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment was $50 million in the third quarter of 2009 compared to $37 million in the same quarter of last year.

Enterprise’s butane isomerization business reported gross operating margin of $23 million in the third quarter of 2009 versus $19 million in the third quarter of 2008.  The increase in gross operating margin was attributable to higher volumes partially offset by lower revenues from sales of by-products.  Isomerization volumes during the third quarter of 2009 increased 46 percent to a record 104 MBPD from 71 MBPD in the third quarter of 2008.

The partnership’s propylene fractionation and petrochemical pipeline business reported a $9 million decrease in gross operating margin to $22 million for the third quarter of 2009 versus $31 million in the same quarter of 2008.  The decrease in gross operating margin was due to lower fractionation margins which more than offset the benefit from increased volumes.  Propylene fractionation volumes increased 16 percent to 67 MBPD in the third quarter of 2009 compared to 58 MBPD for the same quarter of 2008.  Petrochemical pipeline transportation volumes were a record 125 MBPD during the third quarter of 2009 compared to 95 MBPD in the third quarter of 2008.

Gross operating margin for Enterprise’s octane enhancement business increased by $18 million to $5 million in the third quarter of 2009 from a loss of $13 million in the third quarter of 2008 due to higher volumes and lower operating expenses.  Octane enhancement production was 13 MBPD for the third quarter of 2009 compared to 8 MBPD for the third quarter of 2008.

Capitalization

Total debt principal outstanding at September 30, 2009 was approximately $9.1 billion, including $1.2 billion of junior subordinated notes to which the debt rating agencies ascribe, on average, approximately 58 percent equity content.  Enterprise’s consolidated debt at September 30, 2009 also included $463 million of debt of Duncan Energy Partners L.P. for which Enterprise does not have the payment obligation.  During the third quarter of 2009, Enterprise received approximately $479 million in proceeds from the issuance of common units and priced $1.1 billion of 10-year and 30-year senior notes.  Proceeds from the issuance of the senior notes were received on October 4, 2009.  At September 30, 2009 after giving effect to the senior note offering, Enterprise had liquidity of approximately $2.3 billion, which included availability under Enterprise’s credit facilities and unrestricted cash.  Enterprise used approximately $1.3 billion of this liquidity to retire $500 million of senior notes, which matured on October 15, 2009 and, upon completing the merger with TEPPCO, to repay and terminate TEPPCO’s bank credit facility, for $819 million.  In addition, at September 30, 2009, Enterprise had approximately $740 million of working capital deployed in restricted cash and NGL inventories that have been sold forward.  We expect this amount will be reduced by approximately $500 million by December 31, 2009.

On October 27, 2009, Enterprise issued approximately $1.66 billion aggregate principal amount of senior notes and $286 million aggregate principal amount of junior subordinated notes in exchange for an equal principal amount of TEPPCO notes with the same maturity and interest rate terms.

Total capital spending in the third quarter of 2009, net of contributions in aid of construction costs, was approximately $211 million.  This includes $44 million of sustaining capital expenditures.

General and administrative expense for the third quarter of 2009 increased to $34 million from $22 million in the same quarter of last year primarily due to $10 million of costs related to the merger with TEPPCO.

Interest expense for the third quarter of 2009 was $128 million on an average debt balance of $9.4 billion, compared to interest expense of $103 million in the third quarter of 2008, which had an average debt balance of $8.1 billion.  The increase in the average debt balance between the two periods was primarily due to debt incurred to fund the partnership’s capital investment program and working capital needs.  In addition, part of the increase in interest expense for the third quarter of 2009 compared to the third quarter of last year was due to an $11 million decrease in the amount of capitalized interest attributable to capital projects under construction.

Conference Call to Discuss Third Quarter 2009 Earnings

Today, Enterprise will host a conference call to discuss third quarter earnings.  The call will be broadcast live over the Internet at 9:00 a.m. CDT and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) non-cash impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles, extraordinary charges and earnings attributable to noncontrolling interests.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to Enterprise adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expense for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions and the return of an investment in an unconsolidated affiliate; (7) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (8) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of Duncan Energy Partners L.P. (“DEP”), less related cash distributions to be paid to such unitholders with respect to the period of calculation; (9) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period; and (10) distributable cash flow for TEPPCO for the third quarter 2009.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss attributable to Enterprise less equity earnings from unconsolidated affiliates, plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss attributable to Enterprise and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.   The partnership’s assets include: more than 48,000 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.   Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information visit www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635
###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues	$4,596.1	$6,297.9	$11,527.1	$18,322.1
Costs and expenses:
Operating costs and expenses	4,220.2	5,971.9	10,395.7	17,243.1
General and administrative costs	33.9	21.8	84.7	67.0
Total costs and expenses	4,254.1	5,993.7	10,480.4	17,310.1
Equity in income of unconsolidated affiliates	22.5	14.9	18.3	48.1
Operating income	364.5	319.1	1,065.0	1,060.1
Other income (expense):
Interest expense	(128.0)	(102.7)	(374.6)	(290.4)
Other, net	--	1.2	0.9	2.8
Total other expense	(128.0)	(101.5)	(373.7)	(287.6)
Income before provision for income taxes	236.5	217.6	691.3	772.5
Provision for income taxes	(6.6)	(6.6)	(24.0)	(17.2)
Net income	229.9	211.0	667.3	755.3
Net income attributable to noncontrolling interests	(17.0)	(7.9)	(42.5)	(29.3)
Net income attributable to Enterprise Products Partners L.P.	$212.9	$203.1	$624.8	$726.0

Net income allocated to:
Limited partners	$171.3	$167.6	$504.6	$620.5
General partner	$41.6	$35.5	$120.2	$105.5
Per unit data (fully diluted):
Earnings per unit	$0.36	$0.38	$1.09	$1.41
Average limited partner units outstanding (in millions)	464.4	437.8	458.5	436.9
Other financial data:
Net cash flows provided by operating activities	$177.7	$276.3	$615.4	$973.0
Cash used in investing activities	$129.2	$677.1	$771.4	$1,709.1
Cash provided by (used in) financing activities	$(41.5)	$431.6	$194.8	$751.8
Distributable cash flow	$402.4	$316.2	$1,072.8	$1,046.3
Adjusted EBITDA	$514.3	$452.7	$1,544.7	$1,472.1
Depreciation, amortization and accretion	$164.0	$139.3	$476.9	$413.6
Distributions received from unconsolidated affiliates	$25.1	$13.9	$63.6	$69.9
Total debt principal outstanding at end of period	$9,145.0	$8,434.2	$9,145.0	$8,434.2
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$208.6	$391.0	$838.3	$1,464.4
Cash used for business combinations, net of cash acquired	0.8	57.1	24.5	57.1
Acquisition of intangible assets	--	--	--	5.1
Investments in unconsolidated affiliates	2.0	47.0	14.5	72.0
Total capital spending	$211.4	$495.1	$877.3	$1,598.6

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Gross operating margin by segment:
NGL Pipelines & Services	$392.0	$336.1	$1,088.8	$943.5
Onshore Natural Gas Pipelines & Services	62.3	88.1	252.6	321.2
Offshore Pipelines & Services	56.3	17.5	150.7	134.4
Petrochemical Services	50.3	37.2	126.7	136.4
Total gross operating margin	560.9	478.9	1,618.8	1,535.5
Adjustments to reconcile gross operating margin to operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(160.6)	(138.4)	(467.3)	(408.6)
Non-cash impairment charge	(1.7)	--	(1.7)	--
Operating lease expense paid by EPCO	(0.2)	(0.5)	(0.5)	(1.5)
Gain from asset sales and related transactions	--	0.9	0.4	1.7
General and administrative costs	(33.9)	(21.8)	(84.7)	(67.0)
Operating income	$364.5	$319.1	$1,065.0	$1,060.1

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,981	1,758	1,905	1,788
NGL fractionation volumes (MBPD)	453	413	444	424
Equity NGL production (MBPD)	116	109	116	108
Fee-based natural gas processing (MMcf/d)	2,247	2,064	2,685	2,469
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	8,207	7,562	8,149	7,313
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,374	1,244	1,458	1,449
Crude oil transportation volumes (MBPD)	369	147	278	190
Platform natural gas processing (MMcf/d)	694	583	741	588
Platform crude oil processing (MBPD)	17	14	10	19
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	104	71	98	85
Propylene fractionation volumes (MBPD)	67	58	67	59
Octane additive production volumes (MBPD)	13	8	9	9
Petrochemical transportation volumes (MBPD)	125	95	114	110
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	2,475	2,000	2,297	2,088
Natural gas transportation volumes (BBtus/d)	9,581	8,806	9,607	8,762
Equivalent transportation volumes (MBPD) (2)	4,996	4,317	4,825	4,394

(1)  Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)  Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Reconciliation of "Distributable cash flow" to "Net income attributable to Enterprise Products Partners L.P." and "Net cash flows provided by operating activities"
Net income attributable to Enterprise Products Partners L.P.	$212.9	$203.1	$624.8	$726.0
Adjustments to net income attributable to Enterprise Products Partners L.P. to derive distributable cash flow:
Amortization in interest expense	(0.2)	(2.0)	0.9	(3.1)
Depreciation, amortization and accretion in costs and expenses	164.2	141.3	476.0	416.7
Operating lease expense paid by EPCO	0.2	0.5	0.5	1.5
Deferred income tax expense	0.7	3.1	2.5	5.6
Monetization of interest rate hedging derivative instruments	--	--	--	(22.1)
Amortization of net gains related to monetization of derivative instruments	(0.5)	(0.8)	(1.4)	(4.0)
Equity in income of unconsolidated affiliates	(22.5)	(14.9)	(18.3)	(48.1)
Distributions received from unconsolidated affiliates	25.1	13.9	63.6	69.9
Gain from asset sales and related transactions	--	(0.9)	(0.4)	(1.7)
Non-cash impairment charge	1.7	--	1.7	--
Other proceeds from investing activities	0.8	1.2	5.1	1.7
Sustaining capital expenditures	(43.8)	(60.7)	(96.9)	(129.3)
Changes in fair market value of derivative instruments	23.4	(4.2)	11.7	5.4
Net income attributable to noncontrolling interest – DEP public unitholders	10.1	2.7	21.8	11.8
Distribution to be paid to DEP public unitholders with respect to period	(10.8)	(6.3)	(27.2)	(18.7)
Cash expenditures for asset abandonment activities	(1.7)	(1.7)	(9.9)	(7.2)
Accrued property damage repair costs related to Hurricanes Ike and Gustav	0.2	46.0	(0.2)	46.0
Cash paid for Hurricanes Ike and Gustav repairs	(0.6)	(4.1)	(24.7)	(4.1)
Distributable cash flow for TEPPCO for third quarter 2009	43.2	--	43.2	--
Distributable cash flow	402.4	316.2	1,072.8	1,046.3
Adjustments to distributable cash flow to derive net cash flows provided by operating activities:
Monetization of interest rate hedging derivative instruments	--	--	--	22.1
Amortization of net gains related to monetization of derivative instruments	0.5	0.8	1.4	4.0
Other proceeds from investing activities	(0.8)	(1.2)	(5.1)	(1.7)
Sustaining capital expenditures	43.8	60.7	96.9	129.3
Net income attributable to noncontrolling interests	17.0	7.9	42.5	29.3
Net income attributable to noncontrolling interest – DEP public unitholders	(10.1)	(2.7)	(21.8)	(11.8)
Distribution to be paid to DEP public unitholders with respect to period	10.8	6.3	27.2	18.7
Cash expenditures for asset abandonment activities	1.7	1.7	9.9	7.2
Accrued property damage repair costs related to Hurricanes Ike and Gustav	(0.2)	(46.0)	0.2	(46.0)
Cash paid for Hurricanes Ike and Gustav repairs	0.6	4.1	24.7	4.1
Effect of pension settlement recognition	--	--	(0.1)	(0.1)
Distributable cash flow for TEPPCO for third quarter 2009	(43.2)	--	(43.2)	--
Net effect of changes in operating accounts	(244.8)	(71.5)	(590.0)	(228.4)
Net cash flows provided by operating activities	$177.7	$276.3	$615.4	$973.0

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Reconciliation of "Adjusted EBITDA" to "Net income attributable to Enterprise Products Partners L.P.” and "Net cash flows provided by operating activities"
Net income attributable to Enterprise Products Partners L.P.	$212.9	$203.1	$624.8	$726.0
Adjustments to net income attributable Enterprise Products Partners L.P. to derive Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(22.5)	(14.9)	(18.3)	(48.1)
Distributions received from unconsolidated affiliates	25.1	13.9	63.6	69.9
Interest expense (including related amortization)	128.0	102.7	374.6	290.4
Provision for income taxes	6.6	6.6	24.0	17.2
Depreciation, amortization and accretion in costs and expenses	164.2	141.3	476.0	416.7
Adjusted EBITDA	514.3	452.7	1,544.7	1,472.1
Adjustments to Adjusted EBITDA to derive net cash flows provided by operating activities:
Interest expense	(128.0)	(102.7)	(374.6)	(290.4)
Provision for income taxes	(6.6)	(6.6)	(24.0)	(17.2)
Amortization in interest expense	(0.2)	(2.0)	0.9	(3.1)
Deferred income tax expense	0.7	3.1	2.5	5.6
Operating lease expense paid by EPCO	0.2	0.5	0.5	1.5
Net income attributable to noncontrolling interests	17.0	7.9	42.5	29.3
Gain from asset sales and related transactions	--	(0.9)	(0.4)	(1.7)
Non-cash impairment charge	1.7	--	1.7	--
Changes in fair market value of derivative instruments	23.4	(4.2)	11.7	5.4
Effect of pension settlement recognition	--	--	(0.1)	(0.1)
Net effect of changes in operating accounts	(244.8)	(71.5)	(590.0)	(228.4)
Net cash flows provided by operating activities	$177.7	$276.3	$615.4	$973.0

Exhibit E

TEPPCO Partners, L.P.
Distributable Cash Flow for the Three Months Ended September 30, 2009 - UNAUDITED
($ in millions)

Reconciliation of “Distributable cash flow” to “Net loss” and “Net cash flows provided by operating activities”
Net loss	$(42.1)
Adjustments to net loss to derive distributable cash flow
Amortization of net loss from treasury locks	1.5
Depreciation, accretion and amortization	35.1
Changes in fair market value of derivative instruments	(0.7)
Equity in income of unconsolidated affiliates	(23.9)
Distributions received from unconsolidated affiliates	32.4
Cash proceeds from sale of assets and related transactions	1.5
Sustaining capital expenditures	(11.4)
Non-cash asset impairment charges	22.3
Charge for contractual obligations related to impaired terminal assets	28.7
Accrued property damage repair costs related to Hurricanes Ike and Gustav	(0.2)
Distributable cash flow	43.2
Adjustments to distributable cash flow to derive net cash flows provided by operating activities
Cash proceeds from sale of assets and related transactions	(1.5)
Sustaining capital expenditures	11.4
Accrued property damage repair costs related to Hurricanes Ike and Gustav	0.2
Charge for contractual obligations related to impaired terminal assets	(28.7)
Net effects of changes in operating accounts	53.9
Net cash flows provided by operating activities	$78.5

The table above presents a calculation of TEPPCO’s distributable cash flow for the three months ended September 30, 2009 and a reconciliation of this non-GAAP measure to its GAAP counterpart, Net cash flows provided by operating activities. TEPPCO’s net loss for the period was impacted by (i) a $33.5 million charge for the settlement of litigation related to TOPS, (ii) non-cash impairment charges of $22.3 million related to certain river terminal and marine assets and (iii) the recording of a $28.7 million charge for contractual obligations related to certain river terminal assets.  The non-cash impairment and related charges are primarily due to the current level of throughput volumes at certain river terminals and the suspension by TEPPCO management of three river terminal expansion projects.